EXHIBIT 99.1
BRAEMAR HOTELS & RESORTS
Fourth Quarter 2020 Conference Call
February 26, 2021
10 a.m. CT

Introductory Comments – Jordan Jennings

Good morning and welcome to today’s call to review results for Braemar Hotels & Resorts for the fourth quarter and full year 2020 and to update you on recent developments. On the call today will be: Richard Stockton, President and Chief Executive Officer; Deric Eubanks, Chief Financial Officer; and Jeremy Welter, Chief Operating Officer. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday in a press release.

At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the federal securities regulations. Such forward-looking statements are subject to numerous assumptions, uncertainties and known or unknown risks, which could cause actual results to differ materially from those anticipated. These factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them. Statements made during this call do not constitute an offer to sell or a solicitation of an offer to buy any securities. Securities will be offered only by means of a registration statement and prospectus which can be found at www.sec.gov.

In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on February 25, 2021 and may also be accessed through the Company’s website at www.bhrreit.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release.

I will now turn the call over to Richard Stockton. Please go ahead Richard.
Introduction – Richard Stockton

Good morning, and welcome to our fourth quarter 2020 earnings conference call. I will begin by providing an overview of our business and an update on our portfolio, which includes our hotels again achieving positive Hotel EBITDA for the quarter. After that, Deric will provide a review of our financial results, and Jeremy will provide an update on our asset management activity. Afterward, we will open the call for Q&A.

The four key themes for today’s call are:
a.Luxury resort outperformance resulting in portfolio wide positive hotel EBITDA
b.Very strong forward bookings
c.Significantly reduced monthly cash utilization, and
d.No near-term debt maturities

2020 was an extraordinary year and, while the COVID-19 pandemic has created both social and economic disruption on an unprecedented level and has created a volatile landscape throughout the hospitality industry, the rollout of vaccines gives us hope that the hospitality industry can return to a more normal environment in the near future. In the meantime, we are proactively navigating through any potential challenges, and as I have said previously, our entire leadership team has been steadfast in our commitment to protect all of our stakeholders during this unprecedented time.

I am pleased to report that during the fourth quarter, all of our properties remained open, and we continued to achieve positive Hotel EBITDA across our portfolio. In December alone, we delivered positive Hotel EBITDA of $3.3 million - our highest month since March of last year. This solid performance in the quarter was driven by strong occupancy levels at our resort properties and a 10.8% increase over the prior year in ADR, with three luxury resorts achieving an ADR of over $1,000 during the holiday season.

While leisure demand is holding up nicely, particularly on weekends, any significant uptick in RevPAR performance is likely to rely on the recovery of corporate transient demand, and ultimately group demand, as a result of widespread vaccination or achieving herd immunity. We are encouraged to see a significant decline in the number of daily new cases, which we believe to be a precursor to the end of the pandemic. Overall, our resorts continue to perform well, and forward bookings are solid throughout our portfolio. For the month of January, our RevPAR was down 55% to $104, which demonstrates continued improvement. It looks like February will finish with occupancy of close to 40% and an ADR of around $400, resulting in RevPAR of approximately $160. Our current bookings for March and April look strong with a current ADR above $500 for reservations on the books for the month of March.

Many of our hotels are in drive-to leisure markets and have been well-positioned to benefit from the resurgence of pent-up leisure demand in recent months. In total, eight of our thirteen hotels are considered resort destinations. These hotels include the Ritz-Carlton Sarasota, Bardessono, Hotel Yountville, Ritz-Carlton Lake Tahoe, Pier House Resort, Park Hyatt Beaver Creek, Hilton La Jolla Torrey Pines and Ritz-Carlton St Thomas. We are pleased to report that this thesis has played out just as we expected as these hotels had a combined Hotel EBITDA of $7.1 million for the quarter. While it is still early in the recovery and the impact of the virus is still unpredictable, it is clear from the early feedback we are hearing that guests are enthusiastic about traveling again.

We are also excited about The Clancy opening at the beginning of the fourth quarter. Located in San Francisco’s vibrant SoMa district, the former Courtyard San Francisco Downtown underwent a rebranding and renovation in excess of $30 million to create The Clancy. It joins Marriott International’s Autograph Collection Hotels, and the property features 410 guest rooms and over 11,000 square feet of modern meeting space throughout 16 event rooms. While construction restrictions delayed The Clancy’s reopening by several months, and we expect that occupancy levels will be challenged in the near-term given COVID-19’s negative impact on group and business transient demand in this market, we look forward to realizing enhanced financial performance from this property over the long-term as a result of the rebranding and renovation.

While we continue to face the challenges of the pandemic and the uncertainties that go with it, we have taken proactive and aggressive actions to protect and enhance our corporate liquidity. This includes cutting expenses at the corporate level and significantly reducing our planned capex spend for this year. We will continue to preserve cash until we have more clarity on the recovery and the direction of the lodging industry.

Our focus on the luxury segment, with many properties in drive-to markets, positions us to perform well in the near term as well as for the ultimate recovery in our industry. Looking forward, we continue to believe that Braemar presents a compelling opportunity in the lodging REIT space. We are a unique story, with the majority of our assets in very desirable resort locations, a portfolio that is generating positive Hotel EBITDA, and what we believe is a solid liquidity position and balance sheet with attractive debt financing in place as we come out of this pandemic.

I will now turn the call over to Deric.

Financial Review – Deric Eubanks

Thanks, Richard.

For the fourth quarter of 2020, we reported a net loss attributable to common stockholders of $28.3 million or $0.77 per diluted share.

For the quarter, we reported AFFO per diluted share of negative $0.17.

Adjusted EBITDAre for the quarter was negative $1.4 million.

At quarter end, we had total assets of $1.7 billion. We had $1.1 billion of mortgage loans, of which $49 million related to our joint venture partner’s share of the loan on the Capital Hilton and Hilton La Jolla Torrey Pines. Our total combined loans had a blended average interest rate of 2.5%. Our loans are entirely floating rate. As of the end of the fourth quarter, we had approximately 54% net debt to gross assets and our next final debt maturity is in April 2022.

We ended the quarter with cash and cash equivalents of $78.6 million and restricted cash of $34.5 million. The vast majority of that restricted cash is comprised of lender and manager-held reserve accounts. At the end of the quarter, we also had $12.3 million in due from third-party hotel managers. This primarily represents cash held by one of our property managers which is also available to fund hotel operating costs. All of our loans are current and out of default. As we highlighted with our positive Hotel EBITDA for the quarter, our monthly cash burn at our hotels has been reduced to close to zero. Richard mentioned that our Hotel EBITDA in December was positive $3.3 million. There are some additional items that are below the line at the properties, so hotel operating cash flow was approximately $3 million. Our current monthly run-rate for debt service is approximately $2.6 million. Our current monthly run-rate for corporate G&A and advisory fees is approximately $1.5 million. That equates to a monthly cash utilization of approximately $1 million. If you were to take into account our preferred dividends, it would bring our monthly cash utilization to $2 million per month. With all of our hotels currently open and operating, $78 million of cash and cash equivalents at the end of the quarter, and based on realistic yet conservative assumptions for future hotel operations, we believe we have sufficient liquidity to outlast the COVID-related downturn in our business.

During the quarter, and subsequent to the end of the quarter, we issued approximately 2.7 million shares under our ATM, raising approximately $12.0 million in gross proceeds. Subsequent to the end of the quarter, we also entered into a Standby Equity Distribution Agreement, or SEDA, with Yorkville Advisors, pursuant to which we are able to sell up to approximately 7.8 million shares of our common stock to Yorkville at any time during a 36-month commitment period. We view these capital raising transactions as an important way to improve our liquidity at an uncertain time in our industry.

Earlier this week, we completed an amendment to our term loan that extended our covenant waiver period through the fourth quarter of 2021 and reduced our fixed charge covenant through the end of 2022.

As of December 31, 2020, our portfolio consisted of 13 hotels with 3,487 net rooms.

Our share count currently stands at 44.7 million fully diluted shares outstanding, which is comprised of 40.5 million shares of common stock and 4.3 million OP units. In our financial results, we include approximately 6.7 million shares in our fully diluted share count associated with our Series B convertible preferred stock.

This concludes our financial review. I’d now like to turn it over to Jeremy to discuss our asset management activities for the quarter.

Asset Management – Jeremy Welter

Thank you, Deric.

Comparable RevPAR for our portfolio decreased 59.8% during the fourth quarter, and we were able to generate Hotel EBITDA flow-through of 59%. As Richard mentioned, our hotel EBITDA in December was solid, driven by our resorts which saw strong demand over the holiday season.

Despite all the closures and travel restrictions, our resort hotels actually did quite well in 2020 relative to our urban assets. Fourth quarter Comparable Hotel EBITDA for our resorts was $7.1 million, compared to negative $5.5 million of Comparable Hotel EBITDA for our urban hotels. When you look at full year 2020 results, the story is the same: $31.0 million of Comparable Hotel EBITDA for our resorts and negative $17.5 million of Comparable Hotel EBITDA for our urban hotels. We expect our resorts to continue to outperform our urban hotels for some time, but we are optimistic that demand at our urban properties will continue to accelerate as we progress through 2021.

Our Ritz-Carlton Sarasota is an excellent example of the outperformance we are seeing from our resorts. The property had ADR growth of 7.3% in the fourth quarter over the prior year quarter, and had the highest total room revenue in the resort’s history during the Festive season, which is what we call the period from December 23rd until right after New Year’s Day. The property generated nearly $100,000 more in rooms revenue during that time than in any previous year, and its ADR achieved $1,200.

Another resort that has performed extremely well is our Ritz-Carlton St. Thomas, which had a RevPAR increase of 18.5% during the fourth quarter compared to the year prior, and the hotel’s strong continued into this year. ADR over Valentine’s Day weekend was over $1,300. There are now direct flights to St. Thomas from twelve major metro areas in the U.S., and airlines continue to increase capacity. With the recent requirement to have a negative Covid test to return to the U.S., we believe the USVI will benefit as vacationers change plans to stay within the U.S. The property is ramping faster than we expected after the recent renovation, and the team there is doing a fantastic job. That property has become one of the top performing Ritz-Carlton’s in the world.

The rest of our resort hotels also finished the year strong. For the full year of 2020, the Pier House Resort had $6.7 million in Comparable Hotel EBITDA and the Park Hyatt Beaver Creek had $5.0

million of Comparable Hotel EBITDA. Our California properties, Bardessono, Hotel Yountville, Hilton La Jolla Torrey Pines, and the Ritz-Carlton Lake Tahoe collectively generated $3.2 million in Comparable Hotel EBITDA for the year.

Moving to capital investment: in 2019, we invested heavily in our portfolio to enhance our competitive positioning. These investments included: the conversion of the Courtyard Philadelphia Downtown to The Notary Hotel; the completion of the 3-suite Presidential Villa at the Bardessono Hotel; and value-add projects during the rebuild of the Ritz-Carlton St. Thomas. These initiatives have allowed us to dramatically limit capital spend during the COVID-19 pandemic. In 2020, despite curtailing our capital expenditures significantly, we completed the conversion of the Courtyard San Francisco Downtown to The Clancy, as well as the renovation of the guestrooms at the Pier House Resort in Key West. In total, we spent $25.6 million on capital expenditures in 2020. In 2021, we are planning to spend between $20-24 million in capital expenditures.

As we entered 2020, we were optimistic about the performance of our portfolio given the recent capital investments and disruption that we had experienced. While we started the year off strong, the pandemic dealt us a significant blow that we are still recovering from. That being said, we are already seeing the incredible potential this portfolio has as we look forward. Even though occupancy was negatively impacted, the ADR of our portfolio grew by an impressive 11% in 2020. The Park Hyatt Beaver Creek, Ritz-Carlton Sarasota, and Ritz-Carlton St. Thomas all generated growth in ADR over 2019. With The Notary and The Clancy completed, Pier House’s guestrooms now complete, and Bardessono’s new villa, this portfolio is well-positioned to significantly outperform as we emerge from the pandemic.

I will now turn the call back over to Richard for final remarks.

Richard Stockton

Thank you, Jeremy.

In summary, we are in the early stages of the recovery but we can now see a clear path to normalcy. This sets us up nicely for a slow but steady recovery in our financial results. We have taken decisive actions to navigate the near-term challenges of this crisis, and we are well positioned moving forward, with a solid balance sheet and a unique, diversified portfolio. We are encouraged as we look ahead that we have in place the appropriate runway to get back to positive cash flow this year. I am proud of our efforts to protect our assets and maintain financial flexibility to position us for future success. We look forward to updating you on our progress as we move through 2021.

This concludes our prepared remarks, and we will now open the call up for Q&A.

<Q&A>

Richard Stockton

Thank you for joining us on our fourth quarter earnings call, and we look forward to speaking with you again on our next call.
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